UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Secured Promissory Note

On May 12, 2020, Myomo, Inc. (the “Company”), and Iliad Research and Trading, L.P. (the “Lender”) entered into an Amendment (the “Amendment”) to the Company’s existing Secured Promissory Note, issued on October 22, 2020 (as amended, the “Note”) with the Lender. The original principal amount of the Note is $3.3 million (the “Borrowings”). As of May 12, 2020, an aggregate of $1,745,701 of the Borrowings remained outstanding.

Among other things, the Amendment provided the ability for the Company, subject to the terms and conditions contained therein, to satisfy certain repayment obligations through the issuance of Common Stock rather than in cash. Pursuant to the terms of the Note, the Lender will have the right to redeem up to $400,000 of the Borrowings per calendar month for the first three redemptions after the inception date, and $300,000 per calendar month thereafter by submitting a notice to the Company (a “Redemption Notice”). Upon receipt of a Redemption Notice, the Company may, at its election, either (i) pay the amount set forth in the Redemption Notice in cash within seven trading days of Company’s receipt of such Redemption Notice, or (ii) convert the amount set forth in the Redemption Notice into shares of Common Stock (the “Conversion Shares”) within three trading days of Company’s receipt of such Redemption Notice. The Lenders’ per share conversion price will be 91% of the lowest daily volume weighted average price per share of the Common Stock on the NYSE American for the ten trading days immediately preceding such conversion. The Company may not make redemptions in shares of Common Stock and must satisfy such redemption in cash within three trading days of receipt of the redemption notice if there is an Equity Conditions Failure (as defined in the Amendment). The Company may defer up to three redemptions for up to thirty days. The outstanding balance under the Note will be automatically increased by (a) the greater of $35,000.00 and one percent (1%) of the outstanding balance as of the date Company exercises its first deferral right, (b) the greater of $35,000.00 and one and a quarter percent (1.25%) of the outstanding balance as of the date the Company exercises its second deferral right and (c) the greater of $35,000.00 and one and a half percent (1.5%) of the outstanding balance as of the date the Company exercises its third deferral right. In addition, the Company may not issue shares of Common Stock to Lender if such issuance would cause Lender to beneficially own in excess of 9.99% of the Company’s Common Stock outstanding on the date of such issuance. The Company is also prohibited from issuing shares of Common Stock to the extent that such issuance would exceed the amounts described in Section 713 of the NYSE American LLC Company that would require stockholder approval of the Company. While the Company is under no obligation to seek such stockholder approval, if the Company does obtain such approval, this limit will be removed.

The Company has also agreed to pay to the Lender a fee of $105,000 in consideration of the Lender’s agreement to make the Note convertible, which fee has been added onto the outstanding balance of the Note.

The foregoing description of the material terms of the Amendment does not purport to be complete and is subject to, and is qualified in their entirety by, reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1.

Item 2.02.	Results of Operations and Financial Condition.

On May 14, 2020, the Company announced its financial results for the quarter ended March 31, 2020. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 of this Form 8-K (including Exhibit 99.1) is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company relied on the exemption from registration contained in Section 4(a)(2) of the Securities Act for the issuance of the Note and expect to rely on such exemption or Section 3(a)(9) under the Securities Act for any issuance of Conversion Shares. In connection with the Lender’s execution of the Amendment, the Lender represented to the Company that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the securities purchased or to be purchased by the Lender were or will be acquired solely for its own account and for investment purposes and not with a view to the future sale or distribution by the Lender of any portion of the Note or Conversion Shares, except pursuant to sales registered or exempted under the Securities Act. Lender provided no property or cash consideration of any kind whatsoever and none will be given by Lender to Borrower in connection with this Amendment.

Item 9.01.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Secured Promissory Note from the Company to Iliad Research and Trading, L.P. dated May 12, 2020

99.1	Press release issued by Myomo, Inc. on May 14, 2020, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date:	May 14, 2020

By:	/s/ David A. Henry
Title:	Chief Financial Officer